Exhibit G

March 11, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated November 15, 2018 on our review of interim financial information of the Asian Infrastructure Investment Bank is included in this Registration Statement on Schedule B.

Very truly yours,

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers